Exhibit 99.1

News Release		AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles Missouri 63301 www.americanrailcar.com
FOR RELEASE: DECEMBER 19, 2012	CONTACT:	Dale C. Davies
		Michael Obertop
	PHONE:	636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. ISSUES OPEN LETTER TO

THE GREENBRIER COMPANIES, INC.

ST. CHARLES, MO (December 19, 2012) – : American Railcar Industries, Inc. (ARI) today issued the following open letter to Mr. William A. Furman, President and Chief Executive Officer, of The Greenbrier Companies, Inc.:

December 19, 2012

William A. Furman

President and Chief Executive Officer

The Greenbrier Companies, Inc.

One Centerpointe Drive

Lake Oswego, Oregon 97035

Dear Bill:

I am writing on behalf of the Board of Directors of American Railcar Industries, Inc. and its Chairman, Carl C. Icahn.

We are very confused regarding the press release Greenbrier issued yesterday in response to American Railcar’s offer to acquire Greenbrier for $20 per share in a negotiated transaction. As you know, our representatives have had friendly and constructive discussions with you and your team during the past few weeks regarding strategic opportunities involving American Railcar and Greenbrier. Last weekend, your investment banker contacted me and encouraged American Railcar to make an offer to acquire Greenbrier. He stated that the Greenbrier Board would seriously entertain an offer of between $20 and $22 per share, and there was substantial support on the Greenbrier Board for a transaction in that price range. As a result, shortly thereafter, American Railcar made an initial offer of $20 per share, payable in cash, in a negotiated transaction. I personally read the language of the offer and our required legal disclosure to your investment banker and asked that it be communicated to Greenbrier management and to you (Bill Furman) personally before it was publicly disseminated. I was assured by your banker that it had been. We would never have made the offer had we not believed that we had your support and the support of a substantial number of directors for a transaction in the price range we discussed. That is why we are extremely perplexed by your press release. It is completely inconsistent with what we were led to believe by your investment banker.

We also strongly disagree with your assertion that American Railcar’s $20 per share offer “grossly undervalues” Greenbrier. On the day prior to the disclosure of American Railcar’s ownership interest in Greenbrier, the company’s stock closed at $13.95 per share. Moreover in the company’s last earnings release, you disclosed that fiscal 2013 railcar deliveries are forecasted to decline by 13% to 23% from 2012 levels and Greenbrier’s stock price declined by 23% during the days following the release. But even if you believe that American Railcar’s $20 per share offer is inadequate, why would your representative encourage us to make the offer in the first place? Moreover, why would you respond to our offer by issuing a press release rather than engaging in good faith negotiations, particularly since we have repeatedly indicated that we would only pursue a friendly, negotiated transaction?

At this stage, to avoid further confusion, we would like to make several things perfectly clear. As you know from our prior discussions, American Railcar’s Board has no interest in selling our company to Greenbrier at a “modest premium” to its market value, as you alluded to in your recent press release. However, American Railcar is willing to acquire Greenbrier at a price of $22 per share, payable in cash, in a negotiated transaction. The offer price represents a 57% premium to the closing price of Greenbrier’s stock on the day before American Railcar disclosed its ownership interest in the company and a 46% premium to the volume weighted average price of Greenbrier stock during the 30 trading day period prior to such date. American Railcar’s offer represents full value for Greenbrier and will not be increased under any circumstances.

We have spent the past several weeks discussing strategic opportunities involving American Railcar and Greenbrier, and it is time that we bring this process to a conclusion. We will hold our proposal open until 2:00 p.m. (New York City time) on Friday, December 21st. If by such time Greenbrier’s Board provides notice to us that it wishes to proceed with a transaction at $22 per share, American Railcar will initiate its due diligence immediately and concurrently commence negotiations on a definitive merger agreement. If Greenbrier’s Board does not wish to proceed on this basis, we will move on to other endeavors and abandon any efforts to complete a transaction. All we ask for is a “yes” or “no” answer. We do not wish to have a counter-offer.

We look forward to your response. In the meantime, please feel free to call me with any questions or to discuss this matter further.

Sincerely,

Daniel A. Ninivaggi

President & CEO

Icahn Enterprises L.P.

About ARI

ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI leases railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services

Forward Looking Statement Disclaimer

This press release contains statements relating to ARI’s expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by ARI’s forward-looking statements. Other potential risks and uncertainties relating to the Company and its business are described in the Company’s filings with the Securities and Exchange Commission. ARI expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com .

CONTACT:	Dale C. Davies Michael Obertop PHONE: 636.940.6000

Source: American Railcar Industries, Inc.